EXHIBIT (a)(1)(D)

Offer to Purchase for Cash

by

INFINITY CROSS BORDER ACQUISITION CORPORATION

of

Up to 4,750,000 of its Ordinary Shares

at a Purchase Price of $8.00 Per Share

In Connection with its Consummation of a Proposed Business combination

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FEBRUARY 11, 2014, UNLESS THE OFFER IS EXTENDED.

You are urged to review carefully the Offer to Purchase to determine if you support the Company’s proposed Business Combination.

If you support the Company’s proposed Business Combination,

do not tender your Ordinary Shares in this Offer.

January 10, 2014

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 10, 2014 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 4,750,000 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $8.00 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $38.0 million, upon the terms and subject to the conditions of the Offer.

The Company’s Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being fewer than or equal to 4,750,000 and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer — Conditions of the Offer” in the Offer to Purchase. If more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, and the Company does not exercise its right pursuant to the 2% Increase (as defined in the Offer to Purchase) to purchase additional Ordinary Shares, the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Business Combination (as defined below) in accordance with the terms of the Merger Agreement (as defined below) described in the Offer to Purchase.

If the number of Ordinary Shares properly tendered is fewer than or equal to 4,750,000 Ordinary Shares, and the Merger Condition (as defined in the Offer to Purchase) has been satisfied, the Company will, on the terms and subject to the conditions of the Offer, accept for purchase all Ordinary Shares so validly tendered and not properly withdrawn.

Consistent with a condition of the Offer, the Company may need to extend the Offer depending on the timing and process of the Securities and Exchange Commission’s (“SEC”) staff review of the Offer to Purchase and related materials. Ordinary Shares not purchased will be returned to the tendering shareholders at the Company’s expense promptly after the expiration of the Offer. See “The Offer — Number of Ordinary Shares; Share Purchase Price; No Proration” and “ Procedures for Tendering Shares” in the Offer to Purchase.

We are the owner of record of Ordinary Shares held for your account. As such, we are the only ones who can tender your Ordinary Shares, and then only pursuant to your instructions.

Please instruct us as to whether you wish us to tender any or all of the Ordinary Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

 •     The Offer is for a maximum of 4,750,000 Ordinary Shares of the Company.

 •     The Offer is for a maximum aggregate Purchase Price of $38.0 million.

 •     You may tender your Ordinary Shares at a Purchase Price of $8.00 per share net to the seller in cash, as indicated in the attached Instruction Form, without interest and less any applicable withholding taxes.

•     The Offer is not conditioned on any minimum number of Ordinary Shares being tendered. The Offer is, however, subject to the Maximum Tender Condition and the Merger Condition (as such terms are defined in the Offer to Purchase) and certain other conditions described in “The Offer — Conditions of the Offer” in the Offer to Purchase.

•      The Offer will expire at 11:59 p.m., New York City time, on February 11, 2014, unless the Company extends the Offer, which may depend on the timing and process of SEC review of the Offer to Purchase.

•     You may withdraw your tendered securities at any time prior to 11:59 p.m., on February 11, 2014, unless the Company extends the Offer.

•     Tendering shareholders who are registered shareholders or who tender their Ordinary Shares directly to Continental Stock Transfer & Trust Company will not be obligated to pay any brokerage commissions or fees to the Company or solicitation fees under the Offer.

•     You may not tender your Units comprised of Ordinary Shares and Warrants. If you desire to tender the Ordinary Shares included in such Units, you must separate the Ordinary Shares and Warrants prior to tendering the Ordinary Shares.

If you wish to have us tender any or all of your Ordinary Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Ordinary Shares, we will tender all your Ordinary Shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on February 11, 2014, unless the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Ordinary Shares of the Company. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Ordinary Shares residing in any U.S. state in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such U.S. state.

The Company’s Offer to Purchase states that it is the intention of the Company to consummate its contemplated business combination pursuant to the terms of a Merger and Share Exchange Agreement dated as of January 8, 2014 (the “Merger Agreement”) by and among the Company, Glori Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (“Infinity Acquisition”), Glori Merger Subsidiary, Inc., a Delaware corporation and wholly owned subsidiary of Infinity Acquisition (“Merger Sub”) and Glori Energy Inc., a Delaware corporation (“Glori”) pursuant to which the Company will merge with and into Infinity Acquisition with Infinity Acquisition surviving the merger (the “Redomestication”) and immediately thereafter, Infinity Acquisition will effect an acquisition of Glori by effecting the merger of Glori with and into Merger Sub (the “Transaction Merger” and, together with the Redomestication, the “Business Combination”). The Company’s board of directors has unanimously (i) approved making the Offer, (ii) declared the advisability of the Business Combination and approved the Merger Agreement, and (iii) determined that the Business Combination is in the best interests of the Company’s shareholders and, if consummated, would constitute its initial business combination pursuant to its memorandum and articles of association. If you tender your Ordinary Shares in the Offer, you will not be participating in the Business Combination because you will no longer hold such Ordinary Shares in the Company. See “Price Range of Securities and Dividends” in the Offer to Purchase. Further, if more than 4,750,00 Ordinary Shares are validly tendered and not properly withdrawn, and the Company does not exercise its right pursuant to the 2% Increase (as defined in the Offer to Purchase) to purchase additional Ordinary Shares, the Company will not be able to consummate the Business Combination, and therefore, the Company’s board of directors unanimously recommends that you do not accept the Offer with respect to your Ordinary Shares. However, shareholders must make their own decision as to whether to tender their Ordinary Shares and, if so, how many Ordinary Shares to tender. In doing so, shareholders should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. See “The Business Combination — Background of the Business Combination” and “The Offer — Purpose of the Offer; Certain Effects of the Offer” in the Offer to Purchase. The members of the Company’s board of directors will directly benefit from the Business Combination and have interests in the Business Combination that may be different from, or in addition to, the interests of the Company’s shareholders. See “The Business Combination– Interests of Certain Persons in the Business Combination” in the Offer to Purchase. Shareholders should discuss whether to tender their Ordinary Shares with us or their other financial or tax advisors.

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INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash dated January 10, 2014 by

INFINITY CROSS BORDER ACQUISITION CORPORATION

of

Up to 4,750,000 of its Ordinary Shares

at a Purchase Price of $8.00 Per Share

In Connection with its Consummation of a Proposed Business Combination

You are urged to review carefully the Offer to Purchase to determine if you support the Company’s proposed Business Combination

If you support its proposed Business Combination, do not tender your Ordinary Shares in this Offer.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 10, 2014 (the “Offer to Purchase”), and the Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company with limited liability (the “Company”), to purchase up to 4,750,000 of its ordinary shares, no par value (the “Ordinary Shares”), at a purchase price of $8.00 per share, net to the seller in cash, without interest (the “Purchase Price”), for a total Purchase Price of up to $38.0 million, upon the terms and subject to the conditions of the Offer. This Offer is conditioned upon, among other things, the number of Ordinary Shares validly tendered and not properly withdrawn being less than or equal to 4,750,000 and the Merger Condition (as defined in the Offer to Purchase) having been satisfied. See “The Offer—Conditions of the Offer” in the Offer to Purchase. If more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn, and the Company does not exercise its right pursuant to the 2% Increase (as defined in the Offer to Purchase) to purchase additional Ordinary Shares, the Company will terminate or extend the Offer. Accordingly, there will be no proration in the event that more than 4,750,000 Ordinary Shares are validly tendered and not properly withdrawn in this Offer. If the Company terminates the Offer, it will NOT: (i) purchase any Ordinary Shares pursuant to the Offer or (ii) consummate the Business Combination in accordance with the terms of the Merger Agreement described in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Ordinary Shares indicated below or, if no number is indicated, all Ordinary Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

Number of Ordinary Shares to be tendered by you for the account of the undersigned:

                              Ordinary Shares*

* Unless otherwise indicated, it will be assumed that all Ordinary Shares held by us for your account are to be tendered.

☐  The tendered Ordinary Shares represent all Ordinary Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):

(Please Print)

Taxpayer Identification or Social Security Number:

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Area Code/Phone Number:

Date:

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